Sub-Item 77Q(1)(e):  Copies of any New or Amended Registrant
Investment Advisory Contracts

On January 1, 2014, the Trust and Driehaus Capital Management LLC entered into a Letter Agreement with respect to Driehaus International Discovery Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is incorporated herein by reference to Exhibit (d)(x) of Post-Effective Amendment No. 75 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 25, 2014.

On January 1, 2014, the Trust and Driehaus Capital Management LLC entered into a Letter Agreement with respect to Driehaus Global Growth Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is incorporated herein by reference to Exhibit (d)(xi) of Post-Effective Amendment No. 75 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 25, 2014.